EXHIBIT 5.1

June 21, 2004

U. S. Home Systems, Inc.

750 State Highway 121 Bypass

Suite 170

Lewisville, Texas 75067

Re:	U. S. Home Systems, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by U. S. Home Systems, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on December 19, 2003, as amended (File No. 333-111336) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,546,957 shares of Company common stock (the “Company Shares”), and the sale by certain Company stockholders (the “Selling Stockholders”) of up to 323,000 shares of common stock (the “Stockholders’ Shares”, and collectively with the Company Shares, the “Shares”).

The Shares include an over-allotment option granted to the underwriters of the offering to purchase 243,907 Company Shares. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

We have examined instruments, documents and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the conformity to the originals of all documents submitted to us as copies; (b) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (c) the genuineness of all signatures; and (d) the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

U. S. Home Systems, Inc.

June 21, 2004

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based on the foregoing, it is our opinion that the Company Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable and it is also our opinion that the Stockholders’ Shares are validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Jackson Walker, LLP

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